Exhibit 99.1 - News Release – Third fiscal quarter ended June 28, 2015.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports third quarter earnings

DAVENPORT, Iowa (August 6, 2015) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) earnings of 3 cents per diluted common share for its third fiscal quarter ended June 28, 2015, compared to a loss of 19 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 9 cents, compared with earnings of 11 cents a year ago.

“We continue to see strong growth in digital advertising, digital services and subscription revenue,” Mary Junck, chairman and chief executive officer said.  “Total digital revenue increased 28.6% in the quarter,” she said.  “We also had significant growth in digital services — up 19.7% in the quarter — largely fueled by TownNews.com, a Lee Enterprises subsidiary that provides digital services including web hosting and content management for web, print and mobile products to Lee Enterprises properties as well as 1,500 other newspapers. Digital advertising revenue increased 6.5% for the quarter driven by strong growth in retail," Junck added.

“We are using substantially all of our free cash flow(2) to reduce debt,” Junck said. "In the third fiscal quarter, we repaid $19.3 million in debt including the milestone of paying off the Pulitzer Notes almost two years early. The repayment of the Pulitzer Notes not only reduces our debt but also simplifies our capital structure and should result in a more rapid paydown of our debt under the 1st Lien Term Loan(3)."

She added: "In the third quarter, we reduced cash costs(2) on a comparable basis after excluding unusual matters, 3.9%, or $4.8 million. Our keen focus on cost control allows us to improve our guidance, and we now expect fourth quarter cash costs to decrease between 5.5%-6.0%.

“Lee also has an active real estate monetization program with more than $15 million of real estate assets listed for sale, including the headquarters of the St. Louis Post-Dispatch."

Junck also noted the following financial highlights for the quarter:

•	Digital advertising revenue increased 6.5% and represents 20.7% of our total advertising revenue. Digital retail advertising increased 12.0%.

•	Mobile advertising revenue, which is included in digital advertising, increased 23.2%.

•
Subscription revenue, excluding the subscription-related expense reclassification discussed more fully below, increased 3.4%, and we expect full year 2015 subscription revenue, excluding the impact of the reclassification, to increase 2.5-3.0%.

•	Debt was reduced $70.0 million in the last twelve months.

THIRD QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended June 28, 2015 totaled $157.5 million, a decrease of 3.4% compared with a year ago. However, the month-over-month revenue trend improved in both May and June of 2015.

Excluding the impact of a subscription-related expense reclassification as a result of moving to fee-for-service delivery contracts at most of our newspapers, operating revenue decreased 5.1%. The delivery expense reclassification increases both print subscription revenue and other operating expenses with no impact on operating cash flow(2) or operating income. Certain delivery expenses were previously reported as a reduction of revenue. Tables later in this release detail the impact of the reclassification on revenue and cash costs.

Advertising and marketing services revenue combined decreased 8.9% to $100.5 million, with retail advertising down 8.3%, classified down 11.9% and national down 12.5%. Combined print and digital classified employment revenue decreased 14.5%, while automotive decreased 14.5%, real estate decreased 16.0% and other classified decreased 6.6%. Digital advertising and marketing services revenue on a stand-alone basis increased 6.5% to $20.8 million.

Subscription revenue increased 9.4%. Excluding the impact of the subscription-related expense reclassification, subscription revenue increased 3.4%. Average daily newspaper circulation, including TNI(3) and MNI(3) and digital subscribers, totaled 1.0 million in the 13 weeks ended June 28, 2015. Sunday circulation totaled 1.4 million. Amounts are not comparable to the prior year period due to changes in measurements by the Alliance for Audited Media.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $30.1 million in the quarter, up 28.6%, and represents 19.1% of total operating revenue.

Cash costs decreased 1.2% for the 13 weeks ended June 28, 2015. Excluding the impact of the subscription-related expense reclassification and unusual matters, cash costs decreased 3.9% for the 13 weeks ended June 28, 2015. Compensation decreased 3.1%, primarily as a result of reduced staffing levels. Newsprint and ink expense decreased 19.5%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 13.4%. Other operating expenses increased 2.9%. Excluding the subscription-related expense reclassification, other operating expense decreased 2.1%.

We expect our fourth quarter cash costs, excluding the impact of the subscription-related expense reclassification and unusual matters, to decrease between 5.5%-6.0%, a further improvement from the decrease of 2.2% for the 39 weeks ended June 28, 2015. These additional cost reductions in the second half of fiscal year 2015 are expected to have a favorable impact on the fiscal year 2016 cash costs.

Operating cash flow decreased 10.4% from a year ago to $35.2 million. Excluding unusual matters, operating cash flow decreased 8.7%. Operating cash flow margin(2) decreased to 22.4%, compared to 24.1% a year ago. The subscription-related expense reclassification reduced operating cash flow margin by 0.7%. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $24.8 million in the current year quarter, compared with $28.6 million a year ago.

Non-operating expenses decreased 52.2% for the 13 weeks ended June 28, 2015 due to the debt refinancing costs paid in the same quarter of the prior year. Interest expense decreased 7.8%, or $1.5 million, due to lower debt balances. We recognized $1.4 million of debt refinancing costs in the current year quarter compared to $21.7 million in the prior year quarter. We recognized $1.1 million of non-operating expense in the current year quarter due to the change in fair value of stock warrants issued in connection with our refinancing in 2014. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $1.9 million, compared with a loss of $9.7 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	June 28 2015		June 29 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	1,882	0.03	(9,746)	(0.19)
Adjustments:
Impairment of intangible and other assets	—		336
Debt financing costs	1,445		21,732
Warrants fair value adjustment	1,091		(579)
Litigation settlement	—		2,300
Workforce adjustments and other, net	1,188		426
	3,724		24,215
Income tax effect of adjustments, net	(866)		(8,675)
	2,858	0.05	15,540	0.30
Income attributable to Lee Enterprises, Incorporated, as adjusted	4,740	0.09	5,794	0.11
SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	13 Weeks Ended
(Thousands of Dollars)	June 28 2015	June 29 2014	Percent Change

Subscription revenue, as reported	47,394	43,339	9.4
Adjustment for subscription-related expense reclassification	(4,512)	(1,864)	NM
Subscription revenue, as adjusted	42,882	41,475	3.4

Total operating revenue, as reported	157,546	163,125	(3.4)
Adjustment for subscription-related expense reclassification	(4,512)	(1,864)	NM
Total operating revenue, as adjusted	153,034	161,261	(5.1)

Other cash costs, as reported	55,405	53,840	2.9
Adjustment for subscription-related expense reclassification	(4,512)	(1,864)	NM
Other cash costs, as adjusted	50,893	51,976	(2.1)

Total cash cost excluding unusual matters	121,268	123,394	(1.7)
Adjustment for subscription-related expense reclassification	(4,512)	(1,864)	NM
Total cash cost excluding unusual matters, as adjusted	116,756	121,530	(3.9)

Total cash costs, as reported	122,325	123,813	(1.2)
Adjustment for subscription-related expense reclassification	(4,512)	(1,864)	NM
Total cash costs, as adjusted	117,813	121,949	(3.4)
Approximately $4,166,000, or 92.3% of the reclassification impacts revenue and cash costs of our Lee Legacy(2) operations, and approximately $346,000, or 7.7% impacts Pulitzer(2).

FULL ACCESS SUBSCRIPTION INITIATIVE

As previously reported, we launched our full access subscription initiative in our first markets more than a year ago and as of today substantially all of our markets have launched a full access subscription model. We expect subscription revenue for 2015, excluding the impact of the subscription-related expense reclassification, to increase 2.5-3.0%.

YEAR-TO-DATE OPERATING RESULTS(4)

Operating revenue for the 39 weeks ended June 28, 2015, totaled $489.2 million, a decrease of 1.1% compared with the 39 weeks ended June 29, 2014. Excluding the impact of the subscription-related expense reclassification, operating revenue decreased 3.5%.

Advertising and marketing services revenue combined decreased 6.5% to $313.6 million, retail advertising decreased 6.7%, classified decreased 6.9% and national decreased 9.2%. Combined print and digital classified employment revenue decreased 6.3%, while automotive decreased 11.3%, real estate decreased 11.4% and other classified decreased 2.5%. Digital advertising and marketing services revenue on a stand-alone basis increased 7.3% to $59.5 million. Mobile advertising revenue increased 30.7%.

Subscription revenue increased 11.6%. Excluding the impact of the subscription-related expense reclassification, subscription revenue increased 2.7%. Our average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 1.0 million in the 39 weeks ended June 28, 2015. Sunday circulation totaled 1.4 million.

Total digital revenue was $84.7 million year to date, up 29.3% compared with a year ago.

Cash costs for the 39 weeks ended June 28, 2015 increased 1.2% compared to the same period a year ago. Excluding the impact of the subscription-related expense reclassification and unusual matters, cash costs decreased 2.2%. Compensation increased slightly, due to an increase in employee medical and pension costs as well as salary increases, partially offset by a decrease in the average number of full-time equivalent employees of 4.5%. Newsprint and ink expense decreased 17.8%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 12.6%. Other operating expenses increased 5.4% and excluding the impact of the subscription-related expenses reclassification other operating expense decreased 1.8%, or $2.9 million.

Operating cash flow decreased 8.2% from a year ago to $111.4 million. Operating cash flow margin decreased to 22.8% from 24.5% a year ago. The subscription-related expense reclassification reduced operating cash flow margin by 0.7%. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income decreased to $82.6 million in the 39 weeks ended June 28, 2015, compared with $92.5 million a year ago.

Non-operating expenses decreased 29.9% in the 39 weeks ended June 28, 2015 compared to the same period a year ago. Cash interest expense decreased 5.7%, or $3.3 million, due to lower debt balances in the current year. We recognized non-cash interest expense of $2.4 million in the prior year to date period. We recognized $4.0 million of debt financing costs in the current year period compared to $21.9 million in the prior year period. Income attributable to Lee Enterprises, Incorporated for the year totaled $13.4 million, compared to income of $3.6 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			39 Weeks Ended
	June 28 2015		June 29 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	13,435	0.25	3,632	0.07
Adjustments:
Impairment of intangible and other assets	—		336
Debt financing costs	4,040		21,935
Amortization of debt present value adjustment	—		2,394
Warrants fair value adjustment	312		(579)
Litigation settlement	—		2,300
Workforce adjustments and other, net	1,570		1,003
	5,922		27,389
Income tax effect of adjustments, net	(1,897)		(9,754)
	4,025	0.07	17,635	0.33
Income attributable to Lee Enterprises, Incorporated, as adjusted	17,460	0.32	21,267	0.40

SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	39 Weeks Ended
(Thousands of Dollars)	June 28 2015	June 29 2014	Percent Change

Subscription revenue, as reported	145,904	130,744	11.6
Adjustment for subscription-related expense reclassification	(13,924)	(2,265)	NM
Subscription revenue, as adjusted	131,980	128,479	2.7

Total operating revenue, as reported	489,229	494,603	(1.1)
Adjustment for subscription-related expense reclassification	(13,924)	(2,265)	NM
Total operating revenue, as adjusted	475,305	492,338	(3.5)

Other cash costs, as reported	170,426	161,708	5.4
Adjustment for subscription-related expense reclassification	(13,924)	(2,265)	NM
Other cash costs, as adjusted	156,502	159,443	(1.8)

Total cash costs excluding unusual matters	375,969	372,371	1.0
Adjustment for subscription-related expense reclassification	(13,924)	(2,265)	NM
Total cash cost excluding unusual matters, as adjusted	362,045	370,106	(2.2)

Total cash costs, as reported	377,877	373,296	1.2
Adjustment for subscription-related expense reclassification	(13,924)	(2,265)	NM
Total cash costs, as adjusted	363,953	371,031	(1.9)

Approximately $12,883,000, or 92.5% of the reclassification impacts revenue and cash costs of our Lee Legacy operations, and approximately $1,041,000, or 7.5% impacts Pulitzer.

DEBT AND FREE CASH FLOW

Debt was reduced $19.3 million in the quarter, $59.8 million fiscal year to date and $70.0 million in the last twelve months ended June 28, 2015. As of June 28, 2015 the principal amount of debt was $745.0 million.

Unlevered free cash flow(2) totaled $34.7 million in the current year quarter compared to $44.8 million in the same quarter a year ago. Unlevered free cash flow totaled $111.9 million for the fiscal year to date compared to $127.0 million a year ago and $144.1 million over the last twelve months. Tax refunds of $6.1 million in the 13 weeks ended June 29, 2014 increased our free cash flow in the prior year periods. At June 28, 2015, liquidity, including cash and availability under our Revolving Facility, totaled $51.8 million compared to $32.9 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-481-2848 and entering a conference passcode of 899517 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.0 million daily and 1.4 million Sunday, reaching over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	June 28 2015	June 29 2014	Percent Change	June 28 2015	June 29 2014	Percent Change

Advertising and marketing services:
Retail	63,754	69,507	(8.3)	202,086	216,591	(6.7)
Classified:
Employment	7,929	9,277	(14.5)	23,000	24,546	(6.3)
Automotive	6,213	7,266	(14.5)	19,793	22,309	(11.3)
Real estate	3,837	4,569	(16.0)	11,619	13,113	(11.4)
All other	11,143	11,926	(6.6)	31,881	32,683	(2.5)
Total classified	29,122	33,038	(11.9)	86,293	92,651	(6.9)
National	4,608	5,268	(12.5)	17,134	18,879	(9.2)
Niche publications and other	3,006	2,471	21.7	8,119	7,273	11.6
Total advertising and marketing services revenue	100,490	110,284	(8.9)	313,632	335,394	(6.5)
Subscription	47,394	43,339	9.4	145,904	130,744	11.6
Commercial printing	3,239	3,147	2.9	8,830	9,170	(3.7)
Digital services	3,070	2,565	19.7	9,267	7,257	27.7
Other	3,353	3,790	(11.5)	11,596	12,038	(3.7)
Total operating revenue	157,546	163,125	(3.4)	489,229	494,603	(1.1)
Operating expenses:
Compensation	58,442	60,330	(3.1)	181,615	181,543	—
Newsprint and ink	7,421	9,224	(19.5)	23,928	29,120	(17.8)
Other operating expenses	55,405	53,840	2.9	170,426	161,708	5.4
Workforce adjustments	1,057	419	NM	1,908	925	NM
Cash costs	122,325	123,813	(1.2)	377,877	373,296	1.2
Operating cash flow	35,221	39,312	(10.4)	111,352	121,307	(8.2)
Depreciation	4,559	5,293	(13.9)	13,860	15,700	(11.7)
Amortization	6,836	6,901	(0.9)	20,597	20,710	(0.5)
Loss (gain) on sales of assets, net	686	9	NM	434	(1,622)	NM
Impairment of intangible and other assets	—	336	NM	—	336	NM
Equity in earnings of associated companies	1,705	1,836	(7.1)	6,114	6,348	(3.7)
Operating income	24,845	28,609	(13.2)	82,575	92,531	(10.8)
Non-operating income (expense):
Financial income	79	85	(7.1)	258	306	(15.7)
Interest expense	(18,121)	(19,654)	(7.8)	(55,314)	(61,033)	(9.4)
Debt financing costs	(1,445)	(21,732)	(93.4)	(4,040)	(21,935)	(81.6)
Other, net	(1,082)	(1,701)	(36.4)	58	(1,579)	NM
	(20,569)	(43,002)	(52.2)	(59,038)	(84,241)	(29.9)
Income (loss) before income taxes	4,276	(14,393)	NM	23,537	8,290	NM
Income tax expense (benefit)	2,141	(4,882)	NM	9,353	3,995	NM
Net income (loss)	2,135	(9,511)	NM	14,184	4,295	NM
Net income attributable to non-controlling interests	(253)	(235)	7.7	(749)	(663)	13.0
Income (loss) attributable to Lee Enterprises, Incorporated	1,882	(9,746)	NM	13,435	3,632	NM

Earnings (loss) per common share:
Basic	0.04	(0.19)	NM	0.26	0.07	NM
Diluted	0.03	(0.19)	NM	0.25	0.07	NM

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	June 28 2015	June 29 2014	June 28 2015	June 29 2014	June 28 2015

Advertising and marketing services	100,490	110,284	313,632	335,394	420,240
Subscription	47,394	43,339	145,904	130,744	191,986
Other	9,662	9,502	29,693	28,465	39,097
Total operating revenue	157,546	163,125	489,229	494,603	651,323
Compensation	58,442	60,330	181,615	181,543	243,126
Newsprint and ink	7,421	9,224	23,928	29,120	32,802
Other operating expenses	55,405	53,840	170,426	161,708	228,047
Depreciation and amortization	11,395	12,194	34,457	36,410	48,492
Loss (gain) on sales of assets, net	686	9	434	(1,622)	894
Impairment of goodwill and other assets	—	336	—	336	532
Workforce adjustments	1,057	419	1,908	925	2,249
Total operating expenses	134,406	136,352	412,768	408,420	556,142
Equity in earnings of TNI and MNI	1,705	1,836	6,114	6,348	8,063
Operating income	24,845	28,609	82,575	92,531	103,244
Adjusted to exclude:
Depreciation and amortization	11,395	12,194	34,457	36,410	48,492
Loss (gain) on sales of assets, net	686	9	434	(1,622)	894
Impairment of intangible and other assets	—	336	—	336	532
Equity in earnings of TNI and MNI	(1,705)	(1,836)	(6,114)	(6,348)	(8,063)
Operating cash flow	35,221	39,312	111,352	121,307	145,099
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,464	2,587	8,432	8,540	11,129
Adjusted to exclude:
Stock compensation	562	397	1,645	1,081	2,045
Adjusted EBITDA(2)	38,247	42,296	121,429	130,928	158,273
Adjusted to exclude:
Ownership share of TNI and MNI EBITDA (50%)	(2,464)	(2,587)	(8,432)	(8,540)	(11,129)
Add (deduct):
Distributions from TNI and MNI	2,041	2,346	8,113	7,654	10,455
Capital expenditures, net of insurance proceeds	(2,011)	(3,309)	(7,686)	(8,204)	(11,306)
Pension contributions	(1,130)	(17)	(1,565)	(722)	(2,365)
Cash income tax refunds (payments)	(1)	6,051	63	5,933	152
Unlevered free cash flow	34,682	44,780	111,922	127,049	144,080
Add (deduct):
Financial income	79	85	258	306	337
Interest expense to be settled in cash	(18,121)	(19,654)	(55,314)	(58,639)	(74,005)
Debt financing costs paid	(395)	(31,008)	(477)	(31,276)	(788)
Free cash flow	16,245	(5,797)	56,389	37,440	69,624

SELECTED LEE LEGACY(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	June 28 2015	June 29 2014	June 28 2015	June 29 2014	June 28 2015

Advertising and marketing services	69,973	76,148	219,046	231,411	294,454
Subscription	31,876	28,022	97,935	83,499	128,428
Other	8,391	8,330	25,764	24,959	34,012
Total operating revenue	110,240	112,500	342,745	339,869	456,894
Compensation	44,187	45,086	136,706	135,035	182,312
Newsprint and ink	5,387	6,550	17,637	20,623	24,098
Other operating expenses	31,660	28,954	97,157	86,706	129,424
Depreciation and amortization	7,839	8,322	23,850	24,633	31,712
Loss (gain) on sales of assets, net	(73)	8	(324)	(1,643)	133
Impairment of goodwill and other assets	—	336	—	336	532
Workforce adjustments	442	265	755	436	871
Total operating expenses	89,442	89,521	275,781	266,126	369,082
Equity in earnings of MNI	746	790	2,301	2,232	3,453
Operating income	21,544	23,769	69,265	75,975	91,265
Adjusted to exclude:
Depreciation and amortization	7,839	8,322	23,850	24,633	31,712
Loss (gain) on sales of assets, net	(73)	8	(324)	(1,643)	133
Impairment of intangible and other assets	—	336	—	336	532
Equity in earnings of MNI	(746)	(790)	(2,301)	(2,232)	(3,453)
Operating cash flow	28,564	31,645	90,490	97,069	120,189
Add:
Ownership share of MNI EBITDA (50%)	1,401	1,436	4,306	4,110	6,101
Adjusted to exclude:
Stock compensation	562	397	1,645	1,081	2,045
Adjusted EBITDA	30,527	33,478	96,441	102,260	128,335
Adjusted to exclude:
Ownership share of MNI EBITDA (50%)	(1,401)	(1,436)	(4,306)	(4,110)	(6,101)
Add (deduct):
Distributions from MNI	1,000	1,000	4,000	3,750	5,000
Capital expenditures, net of insurance proceeds	(1,556)	(2,900)	(5,074)	(7,145)	(7,617)
Pension contributions	—	(17)	—	(17)	(70)
Cash income tax refunds (payments)	(1)	(199)	152	(317)	203
Intercompany charges not settled in cash	(2,317)	(2,099)	(6,953)	(6,297)	(10,334)
Other	(2,000)	(2,000)	(2,000)	(2,000)	(2,000)
Unlevered free cash flow	24,252	25,827	82,260	86,124	107,416
Add (deduct):
Financial income	79	85	258	306	337
Interest expense to be settled in cash	(18,000)	(18,834)	(54,415)	(55,397)	(72,509)
Debt financing costs paid	(296)	(31,000)	(378)	(31,268)	(689)
Free cash flow	6,035	(23,922)	27,725	(235)	34,555

SELECTED PULITZER(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	June 28 2015	June 29 2014	June 28 2015	June 29 2014	June 28 2015

Advertising and marketing services	30,517	34,136	94,586	103,983	125,786
Subscription	15,518	15,317	47,969	47,245	63,558
Other	1,271	1,172	3,929	3,506	5,085
Total operating revenue	47,306	50,625	146,484	154,734	194,429
Compensation	14,255	15,244	44,909	46,508	60,814
Newsprint and ink	2,034	2,674	6,291	8,497	8,704
Other operating expenses	23,745	24,886	73,269	75,002	98,623
Depreciation and amortization	3,556	3,872	10,607	11,777	16,780
Loss (gain) on sales of assets, net	759	1	758	21	761
Workforce adjustments	615	154	1,153	489	1,378
Total operating expenses	44,964	46,831	136,987	142,294	187,060
Equity in earnings of TNI	959	1,046	3,813	4,116	4,610
Operating income	3,301	4,840	13,310	16,556	11,979
Adjusted to exclude:
Depreciation and amortization	3,556	3,872	10,607	11,777	16,780
Loss (gain) on sales of assets, net	759	1	758	21	761
Equity in earnings of TNI	(959)	(1,046)	(3,813)	(4,116)	(4,610)
Operating cash flow	6,657	7,667	20,862	24,238	24,910
Add:
Ownership share of TNI EBITDA (50%)	1,063	1,151	4,126	4,430	5,028
Adjusted EBITDA	7,720	8,818	24,988	28,668	29,938
Adjusted to exclude:
Ownership share of TNI EBITDA (50%)	(1,063)	(1,151)	(4,126)	(4,430)	(5,028)
Add (deduct):
Distributions from TNI	1,041	1,346	4,113	3,904	5,455
Capital expenditures, net of insurance proceeds	(455)	(409)	(2,612)	(1,059)	(3,689)
Pension contributions	(1,130)	—	(1,565)	(705)	(2,295)
Cash income tax refunds (payments)	—	6,250	(89)	6,250	(51)
Intercompany charges not settled in cash	2,317	2,099	6,953	6,297	10,334
Other	2,000	2,000	2,000	2,000	2,000
Unlevered free cash flow	10,430	18,953	29,662	40,925	36,664
Deduct:
Interest expense to be settled in cash	(121)	(820)	(899)	(3,242)	(1,496)
Debt financing costs paid	(99)	(8)	(99)	(8)	(99)
Free cash flow	10,210	18,125	28,664	37,675	35,069

REVENUE BY REGION

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars)	June 28 2015	June 29 2014	Percent Change	June 28 2015	June 29 2014	Percent Change

Midwest	98,512	102,194	(3.6)	302,773	308,841	(2.0)
Mountain West	31,779	33,455	(5.0)	98,536	98,558	—
West	10,995	11,070	(0.7)	33,478	32,875	1.8
East/Other	16,260	16,406	(0.9)	54,442	54,329	0.2
Total	157,546	163,125	(3.4)	489,229	494,603	(1.1)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 28 2015	September 28 2014
Cash	18,904	16,704
Debt (Principal Amount):
Revolving Facility	—	5,000
1st Lien Term Loan	195,000	226,750
Notes	400,000	400,000
2nd Lien Term Loan	150,000	150,000
Pulitzer Notes	—	23,000
	745,000	804,750

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			39 Weeks Ended
	June 28 2015	June 29 2014	Percent Change	June 28 2015	June 29 2014	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	2,011	3,309	(39.2)	7,686	8,204	(6.3)
Newsprint volume (Tonnes)	12,471	14,405	(13.4)	38,749	44,317	(12.6)
Average full-time equivalent employees	4,237	4,514	(6.1)	4,335	4,539	(4.5)
Average common shares - basic (Thousands of Shares)	52,597	52,344	0.5	52,521	52,216	0.6
Average common shares - diluted (Thousands of Shares)	54,056	52,344	3.3	53,957	53,655	0.6
Shares outstanding at end of period (Thousands of Shares)				54,749	53,694	2.0

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation and 50% of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs are defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of TNI and MNI and curtailment gains. Operating Cash Flow Margin is defined as operating cash flow divided by operating revenue. The terms operating cash flow and EBITDA are used interchangeably.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, distributions from TNI and MNI and cash income tax refunds, minus equity in earnings of TNI and MNI, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

We also present selected information for Lee Legacy and Pulitzer Inc. ("Pulitzer"). Lee Legacy constitutes the business of the Company excluding Pulitzer, a wholly-owned subsidiary of the Company.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.